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                                                                    EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES
(in thousands except ratios)

                                                  Q100        1999          1998          1997          1996          1995
                                                 ------     --------      --------       -------       -------       -------
EARNINGS BEFORE INCOME TAXES                    $67,142     $ 95,169     $(112,702)      $ 9,305       $52,888      $164,516

QUICKLOGIC LOSS ADJUSTMENT                            0            0         3,056           343             0             0

MINORITY INTEREST EARNINGS ADJUSTMENT                 0            0             0          (450)       (1,539)            0
                                                -------     --------     ---------       -------       -------      --------
ADJUSTED EARNINGS BEFORE INCOME TAXES            67,142       95,169      (109,646)        9,198        51,349       164,516
                                                -------     --------     ---------       -------       -------      --------
FIXED CHARGES:

     INTEREST EXPENSE                             4,566        9,643        11,276         8,461         7,743         7,543

     BOND COST AMORTIZATION                         664        1,034         1,033           241           414           414

     ADD'L INTEREST OF NEW BOND USED
       TO EXTINGUISH OLD DEBT                         0            0             0             0             0             0

     INTEREST RELATED TO RENTAL
       EXPENSE                                    1,891        6,499         7,317         5,733         3,662         2,584
                                                -------     --------     ---------       -------       -------      --------
TOTAL FIXED CHARGES                               7,121       17,176        19,626        14,435        11,819        10,541
                                                -------     --------     ---------       -------       -------      --------
ADJUSTED EARNINGS BEFORE INCOME TAXES           $74,263     $112,345     $ (90,020)      $23,633       $63,168      $175,057
                                                -------     --------     ---------       -------       -------      --------
ADJUSTED RATIO OF EARNINGS TO FIXED CHARGES       10.43         6.54         (4.59)         1.64          5.34         16.61
                                                =======     ========     =========       =======       =======      ========


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